                                  Exhibit 21.1

                              List of Subsidiaries

CardSync Processing, Inc.
E-Commerce Exchange, Inc.
1st National Processing, Inc.
iPayment of California, Inc.
iPayment of Eureka, Inc.
iPayment of Maine, Inc.
Online Data Corp.
Quad City Acquisition Sub, Inc.
iPayment Technologies, Inc.